UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 20, 2003

Commission File Number
0-25424

SEMITOOL, INC.
(Exact Name of Registrant as Specified in its Charter)

Montana	81-0384392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Semitool, Inc.
655 West Reserve Drive, Kalispell, MT 59901
(406) 752-2107
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Item 5. Other Events and Regulation FD Disclosure.

On October 20, 2003, Semitool Inc. announced that it had reached an amicable settlement with Tokyo Electron, Ltd. (and affiliated parties) in connection with patent litigation in the United States District Court for the Northern District of California (Case No. C-02-0288 EMC). A copy of the press release announcing the settlement is attached hereto as Exhibit 99.1 and incorporated by reference herein in its entirety.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release dated October 20, 2003

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMITOOL, INC.
(Registrant)

Date: October 20, 2003	By: /s/Larry A. Viano
Larry A. Viano
Chief Financial Officer

Exhibit 99.1

Contacts:

Semitool, Inc.	Investor Relations Partners, Inc.
Larry Viano, Chief Financial Officer	Shellie M. Roth
406.752.2107	973.535.8389
lviano@semitool.com	roth@irpartners.com

Semitool Settles Patent Litigation with TEL

KALISPELL, MT – October 20, 2003 – Semitool, Inc. (Nasdaq: SMTL), announced today that it has reached an amicable settlement with Tokyo Electron, Ltd. relating to certain patents asserted by both companies in litigation in the United States District Court for the Northern District of California. Both parties have dismissed their respective patent claims without the exchange of any monetary compensation. All other terms of the settlement are confidential.

About Semitool, Inc.

Semitool is a worldwide leader in the design, development, manufacture, and support of high performance, single-wafer and batch wet chemical processing systems for use in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. More information is available at the company’s website, www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.